Exhibit 99

For Immediate Release

3M Reports Third-Quarter 2019 Results

Third-Quarter Highlights:

•	Sales of $8.0 billion, down 2.0 percent year-on-year
•	Organic local-currency sales declined 1.3 percent year-on-year
•	GAAP EPS of $2.72 vs. $2.58 last year, up 5.4 percent year-on-year
•	o	Q3 2019 earnings include a $0.14 per share benefit from a divestiture gain
•	Operating cash flow of $2.0 billion; free cash flow of $1.7 billion, with free cash flow conversion of 106 percent
•	Returned $1.0 billion to shareholders via dividends and gross share repurchases
•	Updates guidance to reflect market trends and Acelity, Inc. acquisition

ST. PAUL, Minn. – October 24, 2019 − 3M (NYSE: MMM) today reported third-quarter 2019 results.

“The 3M team delivered strong operational performance in the third quarter,” said Mike Roman, 3M chairman and chief executive officer. “While the macroeconomic environment remains challenging, we executed well and built on the progress we made in the second quarter. We continued to effectively manage costs and reduce inventory levels, while generating strong margins and cash flow.”

Roman continued, “We also continue to make good progress on our strategic priorities, including our recently-closed acquisition of Acelity, which is an exciting addition to 3M’s health care portfolio. Moving ahead we’ll continue to focus on driving operational improvements and investing for the future, which will position us for strong growth and premium returns as our markets recover.”

Third-Quarter Results

Sales declined 2.0 percent year-on-year to $8.0 billion. Organic local-currency sales declined 1.3 percent while acquisitions, net of divestitures, increased sales by 0.6 percent. Foreign currency translation reduced sales by 1.3 percent year-on-year.

Total sales grew 4.7 percent in Health Care and 1.7 percent in Consumer, with declines of 4.4 percent in Transportation and Electronics and 5.7 percent in Safety and Industrial. Organic local-currency sales increased 2.6 percent in Consumer and 2.0 percent in Health Care, with declines of 3.3 percent in Safety and Industrial, and 3.4 percent in Transportation and Electronics.

On a geographic basis, total sales grew 0.8 percent in the U.S. and 0.6 percent in Latin America/Canada, with declines of 4.1 percent in EMEA (Europe, Middle East and Africa) and 5.0 percent in Asia Pacific. Organic local-currency sales increased 2.8 percent in Latin America/Canada and 2.0 percent in EMEA, with declines of 1.1 percent in the U.S. and 4.4 percent in Asia Pacific.

Third-quarter GAAP earnings were $2.72 per share, an increase of 5.4 percent year-over-year, which included a benefit of $0.14 per share from the divestiture of the gas and flame detection business.

Third-quarter operating income was $2.0 billion including a benefit of $112 million from the divestiture of the gas and flame detection business. Operating margins were 25.2 percent which includes a 1.4 percentage point benefit from the divestiture.

The company’s operating cash flow was $2.0 billion, contributing to conversion of 106 percent of net income to free cash flow. See the “Supplemental Financial Information Non-GAAP Measures” section for applicable information. Free cash flow conversion includes a negative 27 percentage point combined impact from the divestiture of the gas and flame detection business and cash payments for previously accrued respiratory-related legal settlements.

The company paid $828 million in cash dividends to shareholders and repurchased $142 million of its own shares during the quarter.

Third-Quarter Business Group Discussion

Safety and Industrial

•	Sales of $2.8 billion, down 5.7 percent in U.S. dollars. Organic local-currency sales decreased 3.3 percent, foreign currency translation decreased sales by 1.6 percent, and divestitures decreased sales by 0.8 percent.
•	On an organic local-currency basis:
•	Sales increased in roofing granules; declined in personal safety, abrasives, industrial adhesives and tapes, electrical markets, closure and masking, and automotive aftermarket.
•	Sales grew in EMEA and Latin America/Canada; declined in the U.S. and Asia Pacific.
•	Operating income was $765 million, an increase of 9.6 percent year-on-year, including a $112 million benefit from the divestiture of the gas and flame detection business; operating margins of 26.8 percent.

Transportation and Electronics

•	Sales of $2.5 billion, down 4.4 percent in U.S. dollars. Organic local-currency sales decreased 3.4 percent, foreign currency translation decreased sales by 1.0 percent.
•	On an organic local-currency basis:
•	Sales increased in advanced materials, transportation safety, and commercial solutions; declined in automotive and aerospace, and electronics.
•	Sales grew in Latin America/Canada and EMEA; declined in Asia Pacific and the U.S.
•	Operating income was $631 million, a decrease of 13.1 percent year-on-year; operating margins of 25.2 percent.

Health Care

•	Sales of $1.7 billion, up 4.7 percent in U.S. dollars. Organic local-currency sales increased 2.0 percent, foreign currency translation decreased sales by 1.7 percent, and acquisitions increased sales by 4.4 percent.
•	On an organic local-currency basis:
•	Sales grew in health information systems, food safety, medical solutions, and oral care, while drug delivery was flat; declined in separation and purification.
•	Sales increased in the U.S., EMEA, Asia Pacific, and Latin America/Canada.

•	Operating income was $459 million, a decrease of 3.2 percent year-on-year; operating margins of 26.7 percent.

Consumer

•	Sales of $1.3 billion, up 1.7 percent in U.S. dollars. Organic local-currency sales increased 2.6 percent and foreign currency translation decreased sales by 0.9 percent.
•	On an organic local-currency basis:
•	Sales grew in home improvement and consumer health care; declined in stationery and office supplies and home care.
•	Sales grew in EMEA, Latin America/Canada, and the U.S.; declined in Asia Pacific.
•	Operating income was $308 million, up 2.3 percent year-on-year; operating margins of 23.2 percent.

Fourth-Quarter and Full-Year 2019 Outlook

3M provided its fourth-quarter 2019 GAAP earnings guidance to be in the range of $2.05 to $2.15 per share. This earnings range includes an estimated $0.15 per share negative impact from the recently closed acquisition of Acelity, Inc., which was previously not included in guidance. Fourth-quarter organic local-currency sales is expected to decline between 1 to 3 percent.

3M updated its full-year 2019 GAAP earnings to be in the range of $8.20 to $8.30 per share versus a prior expectation of $8.25 to $8.75 per share. Excluding the full-year 2019 impacts from the first-quarter significant litigation-related charges of $0.72 per share, the second-quarter deconsolidation of its Venezuelan subsidiary charge of $0.28 per share, and the gas and flame detection divestiture gain of $0.21 per share, 3M now expects its 2019 earnings to be in the range of $8.99 to $9.09 per share versus prior expectation of $9.25 to $9.75. This updated earnings range includes an estimated $0.15 per share negative impact from the recently closed acquisition of Acelity, Inc., which was previously not included in full-year guidance.

3M also updated its full-year organic local-currency sales guidance to decline between 1 to 1.5 percent versus a prior expectation of minus 1 to plus 2 percent. In addition, the company updated its range for return on invested capital to 18.5 to 19.5 percent versus a prior expecation of 20 to 22 percent to include the impact of the Acelity, Inc. acquisition. Lastly, free cash flow conversion is now expected to be in the range of 105 to 110 percent versus a prior expectation of 95 to 105 percent. See the “Supplemental Financial Information Non-GAAP Measures” section for applicable information.

3M will conduct an investor teleconference at 9:00 a.m. EDT (8:00 a.m. CDT) today. Investors can access this conference via the following:

•	Live webcast at http://investors.3M.com.
•	Live telephone:
Call 800-762-2596 within the U.S. or +1 212-231-2916 outside the U.S. Please join the call at least 10 minutes before the start time.
•	Webcast replay:
Go to 3M’s Investor Relations website at http://investors.3M.com and click on “Quarterly Earnings.”
•	Telephone replay:
Call 800-633-8284 within the U.S. or +1 402-977-9140 outside the U.S. (for both U.S. and outside the U.S., the access code is 21900595). The telephone replay will be available until 11:30 a.m. EDT (10:30 a.m. CDT) on October 31, 2019.

Forward-Looking Statements

This news release contains forward-looking information about 3M's financial results and estimates and business prospects that involve substantial risks and uncertainties. You can identify these statements by the use of words such as "anticipate," "estimate," "expect," "aim," "project," "intend," "plan," "believe," "will," "should," "could," "target," "forecast" and other words and terms of similar meaning in connection with any discussion of future operating or financial performance or business plans or prospects. Among the factors that could cause actual results to differ materially are the following: (1) worldwide economic, political, regulatory, capital markets and other external conditions and other factors beyond the Company's control, including natural and other disasters or climate change affecting the operations of the Company or its customers and suppliers; (2) the Company's credit ratings and its cost of capital; (3) competitive conditions and customer preferences; (4) foreign currency exchange rates and fluctuations in those rates; (5) the timing and market acceptance of new product offerings; (6) the availability and cost of purchased components, compounds, raw materials and energy (including oil and natural gas and their derivatives) due to shortages, increased demand or supply interruptions (including those caused by natural and other disasters and other events); (7) the impact of acquisitions, strategic alliances, divestitures, and other unusual events resulting from portfolio management actions and other evolving business strategies, and possible organizational restructuring; (8) operational execution, including scenarios where the Company generates fewer productivity improvements than estimated; (9) unanticipated problems or delays with the phased implementation of a global enterprise resource planning (ERP) system, or security breaches and other disruptions to the Company's information technology infrastructure; (10) financial market risks that may affect the Company’s funding obligations under defined benefit pension and postretirement plans; and (11) legal proceedings, including significant developments that could occur in the legal and regulatory proceedings described in the Company's Annual Report on Form 10-K for the year ended Dec. 31, 2018, and any subsequent quarterly reports on Form 10-Q (the “Reports”). Changes in such assumptions or factors could produce significantly different results. A further description of these factors is located in the Reports under "Cautionary Note Concerning Factors That May Affect Future Results" and "Risk Factors" in Part I, Items 1 and 1A (Annual Report) and in Part I, Item 2 and Part II, Item 1A (Quarterly Reports). The information contained in this news release is as of the date indicated. The Company assumes no obligation to update any forward-looking statements contained in this news release as a result of new information or future events or developments.

3M Company and Subsidiaries

CONSOLIDATED STATEMENT OF INCOME

(Millions, except per-share amounts)

(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2019	2018	2019	2018

Net sales	$7,991	$8,152	$24,025	$24,820

Operating expenses
Cost of sales	4,188	4,159	12,811	12,622
Selling, general and administrative expenses	1,455	1,547	5,089	5,920
Research, development and related expenses	443	430	1,390	1,384
Gain on sale of businesses	(106)	—	(114)	(530)

Total operating expenses	5,980	6,136	19,176	19,396

Operating income	2,011	2,016	4,849	5,424

Other expense (income), net	45	51	349	144

Income before income taxes	1,966	1,965	4,500	5,280

Provision for income taxes	378	419	888	1,266

Net income including noncontrolling interest	$1,588	$1,546	$3,612	$4,014

Less: Net income attributable to noncontrolling interest	5	3	11	12

Net income attributable to 3M	$1,583	$1,543	$3,601	$4,002

Weighted average 3M common shares outstanding – basic	576.5	585.6	577.2	591.1
Earnings per share attributable to 3M common shareholders – basic	$2.75	$2.64	$6.24	$6.77

Weighted average 3M common shares outstanding – diluted	583.0	598.4	585.9	605.1
Earnings per share attributable to 3M common shareholders – diluted	$2.72	$2.58	$6.15	$6.61

3M Company and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEET

(Dollars in millions)

(Unaudited)

	September 30,	December 31,
	2019	2018
ASSETS
Current assets
Cash and cash equivalents	$7,731	$2,853
Marketable securities – current	30	380
Accounts receivable – net	5,020	5,020
Inventories	4,007	4,366
Prepaids	717	741
Other current assets	515	349
Total current assets	18,020	13,709
Property, plant and equipment – net	8,891	8,738
Operating lease right of use assets	834	—
Goodwill and intangible assets – net	13,257	12,708
Other assets	1,548	1,345
Total assets	$42,550	$36,500

LIABILITIES AND EQUITY
Current liabilities
Short-term borrowings and current portion of long-term debt	$1,960	$1,211
Accounts payable	2,079	2,266
Accrued payroll	669	749
Accrued income taxes	137	243
Operating lease liabilities – current	241	—
Other current liabilities	2,735	2,775
Total current liabilities	7,821	7,244
Long-term debt	17,479	13,411
Other liabilities	6,486	5,997
Total liabilities	$31,786	$26,652

Total equity	$10,764	$9,848
Shares outstanding
September 30, 2019: 575,050,655 shares
December 31, 2018: 576,575,168 shares
Total liabilities and equity	$42,550	$36,500

3M Company and Subsidiaries

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Dollars in millions)

(Unaudited)

	Nine months ended
	September 30,
	2019	2018
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	$4,732	$4,181

Cash flows from investing activities:
Purchases of property, plant and equipment	(1,161)	(1,046)
Acquisitions, net of cash acquired	(704)	13
Purchases and proceeds from sale or maturities of marketable securities and investments – net	348	714
Proceeds from sale of businesses, net of cash sold	236	806
Other investing activities	136	151

NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	(1,145)	638

Cash flows from financing activities:
Change in debt	4,779	1,093
Purchases of treasury stock	(1,243)	(3,601)
Proceeds from issuances of treasury stock pursuant to stock option and benefit plans	437	401
Dividends paid to shareholders	(2,488)	(2,406)
Other financing activities	(158)	(36)

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	1,327	(4,549)

Effect of exchange rate changes on cash and cash equivalents	(36)	(138)

Net increase (decrease) in cash and cash equivalents	4,878	132
Cash and cash equivalents at beginning of year	2,853	3,053

Cash and cash equivalents at end of period	$7,731	$3,185

3M Company and Subsidiaries

SUPPLEMENTAL FINANCIAL INFORMATION

NON-GAAP MEASURES

(Dollars in millions, except full-year 2019 forecast)

(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
Major GAAP Cash Flow Categories	2019	2018	2019	2018

Net cash provided by (used in) operating activities	$2,022	$2,139	$4,732	$4,181
Net cash provided by (used in) investing activities	90	(269)	(1,145)	638
Net cash provided by (used in) financing activities	2,804	(1,453)	1,327	(4,549)

Free Cash Flow (non-GAAP measure)					Full-Year 2019 Forecast (Billions)

Net cash provided by (used in) operating activities	$2,022	$2,139	$4,732	$4,181	$6.7 to $6.9
Purchases of property, plant and equipment	(349)	(377)	(1,161)	(1,046)	($1.6 to $1.7)
Free cash flow (a)	1,673	1,762	3,571	3,135	$5.0 to $5.3

Net income attributable to 3M	$1,583	$1,543	$3,601	$4,002	$4.8 to $4.9
Free cash flow conversion (a)	106%	114%	99%	78%	105% to 110%

(a)	Free cash flow and free cash flow conversion are not defined under U.S. generally accepted accounting principles (GAAP). Therefore, they should not be considered a substitute for income or cash flow data prepared in accordance with U.S. GAAP and may not be comparable to similarly titled measures used by other companies. The Company defines free cash flow as net cash provided by operating activities less purchases of property, plant and equipment. It should not be inferred that the entire free cash flow amount is available for discretionary expenditures. The Company defines free cash flow conversion as free cash flow divided by net income attributable to 3M. The Company believes free cash flow and free cash flow conversion are meaningful to investors as they function as useful measures of performance and the Company uses these measures as an indication of the strength of the company and its ability to generate cash.

	September 30,	December 31,
Net Debt (non-GAAP measure)	2019	2018
Total debt	$19,439	$14,622
Less: Cash, cash equivalents and marketable securities	7,807	3,270
Net debt (b)	$11,632	$11,352

(b)	Net debt is not defined under U.S. GAAP and may not be computed the same as similarly titled measures used by other companies. The Company defines net debt as total debt less the total of cash, cash equivalents and current and long-term marketable securities. 3M believes net debt is meaningful to investors as 3M considers net debt and its components to be an important indicator of liquidity and a guiding measure of capital structure strategy.

3M Company and Subsidiaries

SUPPLEMENTAL FINANCIAL INFORMATION

NON-GAAP MEASURES – (CONTINUED)

(Dollars in millions, except full-year 2019 forecast)

(Unaudited)

	Twelve months ended	Full Year Estimated
Return on Invested Capital (non-GAAP measure)	December 31, 2018	2019 (in billions)

Net income including non-controlling interest	$5,363	$4.8 to $4.9
Interest expense (after-tax) (1)	268	$0.4
Adjusted net income (Return)	$5,631	$5.2 to $5.3

Average shareholders' equity (including non-controlling interest) (2)	$10,407	$9.0 to $9.5
Average short-term and long-term debt (3)	14,912	$18.0 to $18.5
Average invested capital	$25,318	$27.0 to $28.0

Return on invested capital (non-GAAP measure) (c)	22.2%	18.5% to 19.5%

(1) Effective income tax rate used for interest expense	23.4%	20% to 21%

(2) Calculation of average equity (includes non-controlling interest)
Ending total equity as of:
March 31	$11,039
June 30	10,428
September 30	10,311
December 31	9,848
Average total equity	$10,407

(3) Calculation of average debt
Ending short-term and long-term debt as of:
March 31	$15,660
June 30	14,519
September 30	14,846
December 31	14,622
Average short-term and long-term debt	$14,912

(c)	Return on Invested Capital (ROIC) is not defined under U.S. generally accepted accounting principles. Therefore, ROIC should not be considered a substitute for other measures prepared in accordance with U.S. GAAP and may not be comparable to similarly titled measures used by other companies. The Company defines ROIC as adjusted net income (net income including non-controlling interest plus after-tax interest expense) divided by average invested capital (equity plus debt). The Company believes ROIC is meaningful to investors as it focuses on shareholder value creation.

3M Company and Subsidiaries

SUPPLEMENTAL FINANCIAL INFORMATION

NON-GAAP MEASURES – (CONTINUED)

(Unaudited)

	Estimated Full Year 2019
Adjusted income, earnings per share, & effective tax rate (non-GAAP measures) (Dollars in billions, except per share amounts) Note: Totals impacted by rounding	GAAP Measure	Adjustment for Significant Litigation- related Charges	Adjustment for Loss on Deconsolidation of Venezuelan Subsidiary	Adjustment for Divestiture Gain from Sale of Gas and Flame Detection Business	Adjusted Non-GAAP Measure (d)

Income before taxes	$6.0 to 6.1	$0.5	$0.2	$(0.1)	$6.6 to 6.7
Provision for income taxes	$1.2 to 1.3	$0.1	$—	$(0.0)	$1.3 to 1.4
Effective tax rate	20.0 to 21.0%				20.0 to 21.0%

Net income attributable to 3M	$4.8 to 4.9	$0.4	$0.2	$(0.1)	$5.2 to 5.3
Earnings per diluted share	$8.20 to 8.30	$0.72	$0.28	$(0.21)	$8.99 to 9.09

(d)

In the first quarter of 2019, the Company recorded significant litigation-related charges of $548 million ($424 million after tax) related to historical PFAS (certain perfluorinated compounds) manufacturing operations and coal mine dust respirator mask lawsuits. In the second quarter of 2019, 3M recorded a pre-tax charge of $162 million related to the deconsolidation of the Company’s Venezuelan subsidiary. In the third quarter of 2019, 3M completed the sale of its gas and flame detection business and reflected a pre-tax gain of $112 million as a result of this divestiture.

In addition to reporting financial results in accordance with U.S. GAAP, the Company also provides non-GAAP measures that adjust for the impacts of deconsolidation of the Company’s Venezuelan subsidiary, significant litigation-related charges and the impact of the gas and flame detection business divestiture gain. These items represent significant charges that impacted the Company’s financial results. Income before taxes, net income, earnings per share, and the effective tax rate are all measures for which 3M provides the reported GAAP measure and an adjusted measure. The adjusted measures are not in accordance with, nor are they a substitute for, GAAP measures. The Company considers these non-GAAP measures in evaluating and managing the Company’s operations. The Company believes that discussion of results adjusted for these items is meaningful to investors as it provides a useful analysis of ongoing underlying operating trends. The determination of these items may not be comparable to similarly titled measures used by other companies.

3M Company and Subsidiaries

SALES CHANGE ANALYSIS (e)

(Unaudited)

	Three months ended September 30, 2019
			Europe,
			Middle	Latin
Sales Change Analysis	United	Asia-	East and	America/	World-
By Geographic Area	States	Pacific	Africa	Canada	Wide

Volume – organic	(1.5)%	(4.0)%	0.6%	2.3%	(1.6)%
Price	0.4	(0.4)	1.4	0.5	0.3
Organic local-currency sales	(1.1)	(4.4)	2.0	2.8	(1.3)
Acquisitions	2.1	0.1	—	0.1	0.9
Divestitures	(0.2)	—	(1.3)	—	(0.3)
Translation	—	(0.7)	(4.8)	(2.3)	(1.3)
Total sales change	0.8%	(5.0)%	(4.1)%	0.6%	(2.0)%

	Three months ended September 30, 2019
Worldwide Sales Change	Organic local-				Total sales
By Business Segment	currency sales	Acquisitions	Divestitures	Translation	change

Safety and Industrial	(3.3)%	—%	(0.8)%	(1.6)%	(5.7)%
Transportation and Electronics	(3.4)	—	—	(1.0)	(4.4)
Health Care	2.0	4.4	—	(1.7)	4.7
Consumer	2.6	—	—	(0.9)	1.7
Total Company	(1.3)%	0.9%	(0.3)%	(1.3)%	(2.0)%

	Nine months ended September 30, 2019
			Europe,
			Middle	Latin
Sales Change Analysis	United	Asia-	East and	America/	World-
By Geographic Area	States	Pacific	Africa	Canada	Wide

Volume – organic	(1.0)%	(3.1)%	(1.8)%	0.4%	(1.7)%
Price	0.5	0.1	1.3	1.0	0.6
Organic local-currency sales	(0.5)	(3.0)	(0.5)	1.4	(1.1)
Acquisitions	2.0	—	0.1	0.1	0.8
Divestitures	(0.6)	(0.2)	(1.9)	(0.7)	(0.7)
Translation	—	(2.2)	(5.5)	(3.8)	(2.2)
Total sales change	0.9%	(5.4)%	(7.8)%	(3.0)%	(3.2)%

	Nine months ended September 30, 2019
Worldwide Sales Change	Organic local-				Total sales
By Business Segment	currency sales	Acquisitions	Divestitures	Translation	change

Safety and Industrial	(3.5)%	—%	(1.8)%	(2.5)%	(7.8)%
Transportation and Electronics	(2.7)	—	—	(1.9)	(4.6)
Health Care	2.0	3.8	—	(2.5)	3.3
Consumer	1.7	—	—	(1.6)	0.1
Total Company	(1.1)%	0.8%	(0.7)%	(2.2)%	(3.2)%

(e)	Total sales change is calculated based on reported sales results. The components of sales change include organic local-currency sales, acquisitions, divestitures, and translation. Organic local-currency sales includes both organic volume impacts (which excludes acquisition and divestiture impacts), and selling price changes. Acquisition and divestiture impacts are measured separately for the first 12 months post-transaction.

3M Company and Subsidiaries

BUSINESS SEGMENTS

(Dollars in millions)

(Unaudited)

Effective in the second quarter of 2019, to enable the Company to better serve global customers and markets, the Company made the following changes to its business segments:

Realignment of the Company’s business segments from five to four

The Company realigned its former five business segments into four: Safety and Industrial; Transportation and Electronics; Health Care; and Consumer. Existing divisions were largely realigned to this new structure. In addition, certain retail auto care product lines formerly in the Automotive Aftermarket Division (now within the Safety and Industrial business segment) were moved to the Construction and Home Improvement Division (within the Consumer business segment). Also, product lines relating to the refrigeration filtration business, formerly included in the Separation and Purification Sciences Division (now within the Health Care business segment) were moved to Other Safety and Industrial (within the Safety and Industrial business segment). 3M business segment reporting measures include dual credit to business segments for certain sales and operating income. Dual credit, which is based on which business segment provides customer account activity with respect to a particular product sold in a specific country, was reduced as a result of the closer alignment between customer account activity and their respective markets. The four business segments are as follows:

Safety and Industrial:  This segment includes businesses that serve the global industrial, electrical and safety markets. This business segment consists of personal safety, adhesives and tapes, abrasives, closure and masking systems, electrical markets, automotive aftermarket, and roofing granules. This segment also includes the Communication Markets Division (which was substantially sold in 2018) and the refrigeration filtration product lines (within Other Safety and Industrial).

Transportation and Electronics: This segment includes businesses that serve global transportation and electronic original equipment manufacturer (OEM) customers. This business segment consists of electronics (display materials and systems, electronic materials solutions), automotive and aerospace, commercial solutions, advanced materials, and transportation safety.

Health Care: This business segment serves the global healthcare industry and includes medical solutions, oral care, separation and purification sciences, health information systems, drug delivery systems, and food safety.

Consumer: This business serves global consumers and consists of home improvement, stationery and office supplies, home care, and consumer health care. This segment also includes, within the Construction and Home Improvement Division, certain retail auto care product lines.

In addition, as part of 3M’s continuing effort to improve the alignment of its businesses around markets and customers, the Company made the following changes, effective in the first quarter of 2019, and other revisions impacting business segment reporting:

Continued alignment of customer account activity

•	As part of 3M’s regular customer-focus initiatives, the Company realigned certain customer account activity (“sales district”) to correlate with the primary divisional product offerings in various countries and reduce complexity for customers when interacting with multiple 3M businesses. This largely impacted the amount of dual credit certain business segments receive as a result of sales district attribution. 3M business segment reporting measures include dual credit to business segments for certain sales and operating income. This dual credit is based on which business segment provides customer account activity with respect to a particular product sold in a specific country.

Creation of Closure and Masking Systems Division and Medical Solutions Division

•	3M created the Closure and Masking Systems Division, which combines the masking tape, packaging tape and personal care portfolios formerly within Industrial Adhesives and Tapes Division in the former Industrial business segment into a separate division also within the former Industrial business segment. 3M created the Medical Solutions Division in the Health Care business segment, which combines the former Critical and Chronic Care Division and Infection Prevention Division (which were also both within the Health Care business segment).

3M Company and Subsidiaries

BUSINESS SEGMENTS – (CONTINUED)

(Dollars in millions)

(Unaudited)

Additional actions impacting business segment reporting

•	The business associated with certain safety products sold through retail channels in the Asia Pacific region was realigned from the Personal Safety Division within the former Safety and Graphics business segment to the Construction and Home Improvement Division within the Consumer business segment. In addition, certain previously non-allocated costs related to manufacturing and technology of centrally managed material resource centers of expertise within Corporate and Unallocated are now reflected as being allocated to the business segments.

The financial information presented herein reflects the impact of these changes for all periods presented. Refer to 3M’s Current Reports on Form 8-K furnished on March 8, 2019 and May 30, 2019, for additional supplemental unaudited historical business segment net sales and operating income information.

BUSINESS SEGMENT INFORMATION	Three months ended		Nine months ended
NET SALES	September 30,		September 30,
(Millions)	2019	2018	2019	2018

Safety and Industrial	$2,849	$3,021	$8,796	$9,542
Transportation and Electronics	2,503	2,619	7,312	7,665
Health Care	1,721	1,643	5,290	5,118
Consumer	1,324	1,302	3,821	3,819
Corporate and Unallocated	28	35	98	47
Elimination of Dual Credit	(434)	(468)	(1,292)	(1,371)

Total Company	$7,991	$8,152	$24,025	$24,820

BUSINESS SEGMENT INFORMATION	Three months ended		Nine months ended
OPERATING INCOME	September 30,		September 30,
(Millions)	2019	2018	2019	2018

Safety and Industrial	$765	$697	$2,062	$2,753
Transportation and Electronics	631	726	1,746	2,051
Health Care	459	475	1,406	1,443
Consumer	308	300	809	811
Corporate and Unallocated (f)	(40)	(57)	(858)	(1,293)
Elimination of Dual Credit	(112)	(125)	(316)	(341)

Total Company	$2,011	$2,016	$4,849	$5,424

(f)	Corporate and Unallocated operating income was impacted by significant litigation-related charges in the first quarter of 2019 related to historical PFAS (certain perfluorinated compounds) manufacturing operations and coal mine dust respirator mask lawsuits. Corporate and Unallocated operating income was also impacted by significant litigation-related charges in the first quarter of 2018 related to the previously disclosed agreement reached with the State of Minnesota that resolved the Natural Resource Damages lawsuit.

About 3M

At 3M, we apply science in collaborative ways to improve lives daily. With $33 billion in sales, our 93,000 employees connect with customers all around the world.

Contacts

3M

Investor Contacts:

Bruce Jermeland, 651-733-1807

or

Tony Riter, 651-733-1141

or

Media Contact:

Stephen Sanchez, 651-737-5967

or

Jennifer Ehrlich, 651-736-9430